Exhibit 99.1
BRC Inc. Reports Third Quarter 2022 Financial Results
Net Revenue Increases 26% in Q3 2022 to $75.5 million

Wholesale Business Grows 66% with Entry Into Food, Drug, and Mass Channel
SALT LAKE CITY, Utah – November 10, 2022 – BRC Inc. (NYSE: BRCC), a rapidly growing and mission-driven premium coffee company founded to support veterans, active-duty military, first responders and serve a broad customer base by connecting consumers with great coffee and a unique brand experience, today announced financial results for the third quarter of fiscal year 2022.

“Overall, we were pleased with our performance in the third quarter, which was largely driven by our continued success in the RTD (Ready-to-Drink) market and entry into the FDM (Food, Drug & Mass) channel in collaboration with Walmart,” said BRCC Founder and Chief Executive Officer Evan Hafer. “In the quarter, our RTD line continued to be the fastest growing single serve RTD coffee across all channels of trade, outpacing the RTD Coffee Category growth by 4.5x. As we look to meet this growing demand from our loyal and growing community, we continue to invest in evolving our omnichannel business model.”

“While we were only on shelves for a few weeks in Q3, the results from our launch with Walmart have been very positive. Our entry into the FDM channel unlocks significant incremental opportunity to build brand awareness and ensures customers can purchase our products in more places where they shop. We’re confident that Walmart is the right partner, not only in customer alignment, but also in working with us to stay true to our mission of helping veterans, first responders, active military and their families by donating a portion of our coffee sales to veteran and first responder charities. Further, as we evolve our business model and demonstrate progress on our path to profitability, we are optimistic that our entry into the FDM channel will contribute significant incremental growth, revenue and brand awareness.”
Third Quarter 2022 Financial Details
•Net revenue of $75.5 million was an increase of 26% year-over-year. Excluding the RTD production issue discussed below, net revenue was $76.1 million, an increase of 27% year-over-year
•Gross profit decreased year-over-year to $23.9 million representing a 32% gross margin. Excluding the RTD production issue discussed below, gross profit was $27.4 million, or a 36% gross margin, a sequential improvement as compared to the second quarter 2022 gross margin of 34%
•Net loss of $16.1 million
•Adjusted EBITDA (non-GAAP) of $(5.3) million, a sequential improvement from $(10.4) million in the second quarter 2022
Year-to-Date 2022 Financial Details
•Net revenue of $207.7 million, an increase of 29% year-over-year
•Gross profit increased 7% year-over-year to $69.7 million, or a 34% gross margin
•Net loss of $318.0 million (including $268.7 million of expense for non-cash fair value adjustments)
•Adjusted EBITDA (non-GAAP) of $(21.9) million

Third Quarter 2022 Results
Third quarter 2022 revenue increased 26% to $75.5 million from $60.1 million in the third quarter of 2021. Excluding the RTD production issue discussed below, revenue increased 27% to $76.1 million in the third quarter of 2022. Direct-to-Consumer (DTC) revenue increased 2% to $38.1 million in the third quarter of 2022 from $37.5 million during the third quarter of 2021. Wholesale revenue increased 66% to $32.2 million in the third quarter of 2022 from $19.5 million in the third quarter of 2021. Excluding the RTD production issue, Wholesale revenue increased 69% to $32.8 million. Outpost revenue increased 65% to $5.2 million in the third quarter of 2022 from $3.1 million in the third quarter of 2021. The DTC performance was primarily driven by an increase in pricing on bagged coffee, partially offset by lower sales from non-subscription customers. The Wholesale channel performance was primarily driven by entry into FDM and growth in our RTD product. The Outpost channel performance was driven by an increase in our company-owned store count, which increased to eleven in the third quarter of 2022 from four company-owned outposts in the third quarter of 2021.
Gross profit decreased to $23.9 million in the third quarter of 2022 from $24.1 million in the third quarter of 2021. Excluding the RTD production issue, gross profit increased 14% to $27.4 million. Gross margin decreased 830 basis points to 32% from 40% for the third quarter of 2021. Excluding the RTD production issue, gross margin decreased 403 basis points to 36% from 40% for the third quarter of 2021. Other than as a result of the impact of the RTD production issue, the decrease in gross profit and gross margin was driven by increases in the cost of green coffee and RTD ingredients as well as a continued shift in our product mix, as our RTD has a higher product cost and lower gross margin as compared to bagged coffee.
Marketing expenses decreased 24% to $7.4 million in the third quarter of 2022 from $9.8 million in the third quarter of 2021. As a percentage of revenue, marketing expenses decreased 650 basis points to 10% in the third quarter of 2022 versus 16% in the third quarter of 2021. This decrease was driven by strategic reductions in lower yielding advertising and growth in our Wholesale and Outpost Channels, which require a lower marketing spend than DTC.

Salaries, wages and benefits increased 50% to $15.8 million in the third quarter of 2022 from $10.5 million in the third quarter of 2021. As a percentage of revenue, salaries, wages and benefits increased 350 basis points to 21% in the third quarter of 2022 as compared to 18% for the third quarter of 2021. Increase in salaries, wages, and benefits are primarily due to increased employee headcount to support our significant sales growth, especially investments in key positions to support the growth of our Wholesale and Outpost channels.
General and administrative (G&A) expenses increased 137% to $16.3 million in the third quarter of 2022 from $6.9 million in the third quarter of 2021. As a percentage of revenue, G&A increased 1,010 basis points to 22% in the third quarter of 2022 compared to 11% in the third quarter of 2021. This increase is primarily related to consulting and other professional services needed to support the rapid growth of our business across multiple sales channels and additional support to operate as a publicly traded company.
Net loss for the third quarter of 2022 was $16.1 million and Adjusted EBITDA was $(5.3) million. This compares to net loss of $4.1 million and Adjusted EBITDA of $0.1 million in the third quarter of 2021.
RTD Production Start-up
We experienced two issues with one of our new co-manufacturers in getting from trial runs to full production, which impacted our third quarter results and is also expected to have an impact on our fourth quarter results. The first issue was caused by an equipment failure and the second issue was due to delayed raw materials as a result of supply chain disruptions. Both issues have been resolved and we are now shipping full production runs from our co-manufacturers.

The equipment issue resulted in the Company voluntarily withdrawing inventory from the market. As a result, we expect to issue credits of approximately $0.6 million to affected customers and have recorded this as a reduction to revenue. In addition, the Company recorded $2.875 million to cost of goods sold relating to replacing such customers’ products and the write off of affected inventory that was determined to no longer be salable. Because the conditions relating to the withdrawal existed for product that was produced as of September 30, 2022, the date of our consolidated balance sheet, these amounts were recorded in our consolidated financial statements as of such date. An additional $0.6 million of product that was determined to not be salable was produced subsequent to September 30, 2022, and will be reflected as expenses in the fourth quarter 2022.

Outlook
Due to these two RTD production issues we are reducing our fourth quarter 2022 revenue outlook to be within a range of $90 to $95 million. Additionally, we remain optimistic with the 2023 revenue outlook of $500 million and adjusted EBITDA margin of low to mid-single digits that we provided last quarter.

The outlooks provided above constitutes forward-looking statements and actual results may differ materially. Refer to the "Forward-Looking Statements" safe harbor section below for information on the factors that could cause our actual results to differ materially from these forward-looking statements.

Financing Update

In November 2022, Authentic Brands entered into a new $65.0 million Senior Credit Facility (the "Senior Credit Facility"). Additionally, prior to closing, we repaid the $14.0 million outstanding under our existing credit facility, which terminated upon closing of our Senior Credit Facility. This new Senior Credit Facility significantly enhances our liquidity, which we believe will support our growth of well in excess of $500 million of annual revenues.
Conference Call
A conference call to discuss the Company’s third quarter results is scheduled for November 10, 2022, at 8:00 a.m. ET. Those who wish to participate in the call may do so by dialing (877) 407-0609 or (201) 689-8541 for international callers. A webcast of the call will be available on the investor relations page of the Company’s website at Black Rifle Coffee Company (BRCC). For those unable to participate in the conference call, a replay will be available after the conclusion of the call on Nov 10, 2022 through Nov 17, 2022. The U.S. toll-free replay dial-in number is (877) 660-6853, and the international replay dial-in number is (201) 612-7415. The replay passcode is 13733119.
About BRC Inc.
Black Rifle Coffee Company (BRCC) is a veteran-founded coffee company serving premium coffee to people who love America. Founded in 2014 by Green Beret Evan Hafer, Black Rifle develops their explosive roast profiles with the same mission focus they learned while serving in the military. BRCC is committed to supporting veterans, active-duty military, first responders and the American way of life.
To learn more about BRCC, visit www.blackriflecoffee.com, follow BRCC on social media, or subscribe to Coffee or Die Magazine's daily newsletter at https://coffeeordie.com/presscheck-signup.

Forward-Looking Statements
This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Actual results may differ materially due to various factors. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated, including failure to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and our ability to grow and manage growth profitably and retain our key employees; negative publicity impacting our brand and reputation, which may adversely impact our operating results; failure by us to maintain our message as a supportive member of the veteran and military communities and any other factors which may negatively impact the perception of our brand; our limited operating history, which may make it difficult to successfully execute our strategic initiatives and accurately evaluate future risks and challenges; failed marketing campaigns, which may cause us to incur costs without attracting new customers or realizing higher revenue; failure to attract new customers or retain existing customers; risks related to the use of social media platforms, including dependence on third-party platforms; failure to provide high-quality customer experience, including as a result of production defaults or issues, including due to failures by one or more of our co-manufacturers, affecting the quality of our products. which may impact our brand; decrease in success of the direct to consumer revenue channel; loss of one or more of co-manufacturers; failure to effectively manage or distribute our products through our wholesale business partners; failure by third parties involved in the supply chain of coffee, store supplies or merchandise to produce or deliver products, including as a result of supply chain disruptions; changes in the market for high-quality Arabica coffee beans and other commodities; fluctuations in costs and availability of real estate, labor, raw materials, equipment, transportation or shipping; loss of confidential data from customers and employees, which may subject us to litigation, liability or reputational damage; failure to successfully compete with other producers and retailers of coffee; failure to successfully open new retail coffee shops; failure to receive anticipated orders from current or prospective customers; failure to properly manage our rapid growth and relationships with various business partners; failure to protect against software or hardware vulnerabilities; failure to build brand recognition using our intellectual properties; shifts in consumer spending, lack of interest in new products or changes in brand perception upon evolving consumer preferences and tastes; failure to adequately maintain food safety or quality and comply with food safety regulations; failure to successfully integrate into new domestic and international markets; risks related to leasing space subject to long-term non-cancelable leases and with respect to real property; failure of our franchise partners to successfully manage their franchise; failure to raise additional capital to develop the business; risks related to the COVID-19 pandemic, including supply chain disruptions; the loss of one or more of our executive officers and other key employees; failure to hire and retain qualified employees; failure to meet our goal of hiring 10,000 veterans; risks related to unionization of employees; failure to comply with federal state and local laws and regulations; resales from time to time of a significant portion of our shares held by selling holders; and inability to maintain the listing of our Class A Common Stock on the New York Stock Exchange. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the Company's documents filed or to be filed with the Securities and Exchange Commission (the "SEC"), including our Quarterly Report on Form 10-Q, and our Annual Report on Form 10-K filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the Company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.
Investor Contact
Tanner Doss: IR@BlackRifleCoffee.com
ICR for BRCC: BlackrifleIR@icrinc.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue, net	$75,494	$60,106	$207,695	$161,253
Cost of goods sold	51,549	36,043	137,981	96,245
Gross profit	23,945	24,063	69,714	65,008
Operating expenses
Marketing and advertising	7,414	9,791	24,591	25,290
Salaries, wages and benefits	15,848	10,534	47,405	29,755
General and administrative	16,301	6,884	46,019	17,473
Total operating expenses	39,563	27,209	118,015	72,518
Operating loss	(15,618)	(3,146)	(48,301)	(7,510)
Non-operating income (expense)
Interest expense	(470)	(845)	(1,136)	(1,590)
Other income (expense), net	57	(3)	350	(5)
Change in fair value of earn-out liability	—	—	(209,651)	—
Change in fair value of warrant liability	—	—	(56,675)	—
Change in fair value of derivative liability	—	—	(2,335)	—
Total non-operating expenses	(413)	(848)	(269,447)	(1,595)
Loss before income taxes	(16,031)	(3,994)	(317,748)	(9,105)
Income tax expense	71	59	266	133
Net loss	(16,102)	$(4,053)	(318,014)	$(9,238)
Less: Net loss attributable to non-controlling interest	(12,059)		(240,295)
Net loss attributable to BRC Inc.	$(4,043)		$(77,719)

Net loss per share attributable to Class A Common Stock(1)
Basic and diluted	$(0.08)		$(1.54)
Weighted-average shares of Class A common stock outstanding(1)
Basic and diluted	53,013,720		49,843,715
(1) For the nine months ended September 30, 2022, net loss per share of Class A Common Stock and weighted-average shares of Class A Common Stock outstanding is representative of the period from February 9, 2022 through September 30, 2022, the period following the Business Combination.

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and par value amounts)

	September 30,	December 31,
	2022	2021
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$71,211	$18,334
Accounts receivable, net	22,748	7,442
Inventories	40,933	20,872
Prepaid expenses and other current assets	8,996	6,377
Total current assets	143,888	53,025
Property, plant and equipment, net	48,037	31,114
Operating lease, right-of-use asset	14,915	—
Identifiable intangibles, net	234	167
Other	1,026	2,776
Total assets	$208,100	$87,082

Liabilities and stockholders' equity/members’ deficit
Current liabilities:
Accounts payable	$4,576	$17,387
Accrued liabilities	30,624	22,233
Deferred revenue and gift card liability	8,620	7,334
Current maturities of long-term debt, net	16,163	11,979
Current operating lease liability	1,118	—
Current maturities of finance lease obligations	98	85
Total current liabilities	61,199	59,018
Non-current liabilities:
Long-term debt, net	17,481	22,712
Finance lease obligations, net of current maturities	246	228
Operating lease liability	14,222	—
Other non-current liabilities	482	334
Total non-current liabilities	32,431	23,274
Total liabilities	93,630	82,292
Commitments and Contingencies
Series A preferred equity, less issuance costs (151,406 units authorized, issued and outstanding as of December 31, 2021)	—	154,281
Stockholders' equity/members' deficit:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 0 shares issued and outstanding	—	—
Class A common stock, $0.0001 par value, 2,500,000,000 shares authorized; 53,765,690 shares issued and outstanding as of September 30, 2022	5	—
Class B common stock, $0.0001 par value, 300,000,000 shares authorized; 157,794,609 shares issued and outstanding as of September 30, 2022	16	—
Class C common stock, $0.0001 par value, 1,500,000 shares authorized; no shares issued or outstanding as of September 30, 2022	—	—
Additional paid in capital	128,850	—
Accumulated deficit	(98,546)	(19,996)
Members’ deficit (18,769 Class A units and 73,890 Class B units authorized, issued and outstanding as of December 31, 2021 )	—	(129,495)
Total BRC Inc.'s stockholders' equity/members' deficit	30,325	(149,491)
Non-controlling interests	84,145	—
Total stockholders' equity/members' deficit	114,470	(149,491)
Total liabilities Series A preferred, and stockholders' equity/members' deficit	$208,100	$87,082

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating activities
Net loss	$(318,014)	$(9,238)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,055	2,000
Equity-based compensation	4,584	2,647
Non-employee equity-based compensation	849	1,115
Amortization of debt issuance costs	281	267
Bad debt recovery	—	(51)
Change in fair value of earn-out liability	209,651	—
Change in fair value of warrant liability	56,675	—
Change in fair value of derivative liability	2,335	—
Changes in operating assets and liabilities:
Accounts receivable, net	(15,306)	(8,015)
Inventories, net	(20,061)	(7,721)
Prepaid expenses and other assets	(3,110)	(2,483)
Accounts payable	(12,811)	4,444
Accrued liabilities	11,041	4,596
Deferred revenue and gift card liability	1,286	1,530
Operating lease liability	425	—
Other liabilities	149	255
Net cash used in operating activities	(78,971)	(10,654)
Investing activities
Purchases of property, plant and equipment	(19,950)	(11,755)
Net cash used in investing activities	(19,950)	(11,755)
Financing activities
Proceeds from issuance of long-term debt, net of cash paid for debt issuance costs of $53 as of September 30, 2022 and $11 as of September 30, 2021	21,540	17,222
Repayment of long-term debt	(24,467)	(9,161)
Financing lease obligations	31	(1,604)
Distribution and redemption of Series A preferred equity	(127,853)	(5,688)
Proceeds from Business Combination, including PIPE investment	337,957	—
Payment of Business Combination costs	(31,638)	—
Redemption of Class A and Class B units	(20,145)	—
Redemption of incentive units	(3,627)	—
Net cash provided by financing activities	151,798	769
Net increase (decrease) in cash and cash equivalents	52,877	(21,640)
Beginning cash and cash equivalents	18,334	35,632
Ending cash and cash equivalents	$71,211	$13,992

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Amounts in thousands, unaudited)

	Nine Months Ended September 30,
	2022	2021
Non-cash operating activities
Recognition of right-of-use operating lease assets	$14,915	$—

Non-cash investing and financing activities
Series A preferred exchange for PIPE shares	$26,203	$—
Series A preferred equity amortization	5,390	14,681
Issuance of note payable for repurchase of member units	—	2,953
Capital expenditures financed through credit facilities and capital leases	—	42
Accrued capital expenditures	135	478

Supplemental cash flow information
Cash paid for income taxes	$255	$150
Cash paid for interest	$903	$528

KEY OPERATING AND FINANCIAL METRICS
(unaudited)

Revenue by Sales Channel
(Amounts in Thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Direct to Consumer	$38,082	37,512	$113,376	$115,656
Wholesale	32,247	19,459	78,173	38,608
Outpost	5,165	3,135	16,146	6,989
Total Net Revenue	$75,494	$60,106	$207,695	$161,253

Key Operational Metrics
	Nine Months Ended September 30,
	2022	2021
DTC Subscribers	278,000	273,300
Wholesale Doors	8,930	2,120
RTD Doors	69,890	35,090
Outpost
Company-owned Stores	11	4
Franchise stores	10	5

Non-GAAP Financial Measures
To evaluate the performance of our business, we rely on both our results of operations recorded in accordance with GAAP and certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA and Adjusted EBITDA margin. These measures, as defined below, are not defined or calculated under principles, standards or rules that comprise GAAP. Accordingly, the non-GAAP financial measures we use and refer to should not be viewed as a substitute for performance measures derived in accordance with GAAP or as a substitute for a measure of liquidity. Our definitions of EBITDA and Adjusted EBITDA described below are specific to our business and you should not assume that they are comparable to similarly titled financial measures of other companies. We define EBITDA as net income (loss) before interest, state income taxes, depreciation and amortization expense. We define Adjusted EBITDA as EBITDA, excluding certain non-cash fair value adjustments, as adjusted for equity-based compensation, system implementation costs, transaction expenses, executive recruiting, severance and sign-on bonus, outpost pre-opening expenses, strategic initiative related costs, certain ongoing de-SPAC related legal disputes, write-off of site development costs, RTD production issue and contract termination costs. When used in conjunction with GAAP financial measures, we believe that EBITDA and Adjusted EBITDA are useful supplemental measures of operating performance because it facilitates comparisons of historical performance by excluding non-cash items such as equity-based payments and other amounts not directly attributable to our primary operations, such as the impact of system implementation, acquisitions, disposals, executive searches, executive severance, non-routine investigations, litigation and settlements. Adjusted EBITDA is also a key metric used internally by our management to evaluate performance and develop internal budgets and forecasts. We define Adjusted EBITDA margin, as Adjusted EBITDA divided by revenue. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP and may not provide a complete understanding of our operating results as a whole. Some of these limitations are (i) they do not reflect changes in, or cash requirements for, our working capital needs, (ii) they do not reflect our interest expense or the cash requirements necessary to service interest or principal payments on our debt, (iii) they do not reflect our tax expense or the cash requirements to pay our taxes, (iv) they do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments, (v) although equity-based compensation expenses are non-cash charges, we rely on equity compensation to compensate and incentivize employees, directors and certain consultants, and we may continue to do so in the future and (vi) although depreciation, amortization and impairments are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect any cash requirements for such replacements.

We are also presenting certain financial measures without giving effect to the RTD production issue discussed above, given the one-time, non-recurring nature of the RTD production issue. A reconciliation of such financial measures (non-GAAP) vs. the related GAAP measures is set forth below (in thousands):

	Three Months Ended September 30, 2022
	Non-GAAP (without RTD Production Issue Impact)	RTD Production Issue Impact	GAAP
DTC	$38,082	$—	$38,082
Wholesale	32,808	(561)	32,247
Outpost	5,165	—	5,165
Total Revenue	$76,055	$(561)	$75,494

Cost of goods sold	$48,674	$2,875	$51,549
Gross Profit	27,381	(3,436)	23,945
Gross Margin %	36.0%		31.7%

A reconciliation of net loss, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA is set forth below:

Reconciliation of Net loss to Adjusted EBITDA
(Amounts in Thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$(16,102)	$(4,053)	$(318,014)	(9,238)
Interest expense	470	845	1,136	1,590
Tax expense	71	59	266	133
Depreciation and amortization	1,039	848	3,055	2,000
EBITDA	$(14,522)	$(2,301)	$(313,557)	$(5,515)
Non-cash fair value adjustments
Change in fair value of earn-out liability expense(1)	—	—	209,651	—
Change in fair value of warrant liability expense(2)	—	—	56,675	—
Change in fair value of derivative liability(3)	—	—	2,335	—
EBITDA, excluding non-cash fair value adjustments	$(14,522)	$(2,301)	$(44,896)	$(5,515)
Equity-based compensation(4)	1,456	734	5,433	3,762
System implementation costs(5)	—	192	528	446
Transaction expenses(6)	—	611	1,020	685
Executive recruiting, severance, relocation and sign-on bonus(7)	527	798	2,881	1,340
Outpost pre-opening expenses(8)	512	112	674	328
Strategic initiative related costs(9)	1,872	—	7,131	—
Certain ongoing de-SPAC related legal disputes(10)	627	—	1,085	—
Write-off site development costs(11)	325	—	325	—
RTD production issue(12)	3,436	—	3,436	—
Contract termination costs(13)	435	—	435	—
Adjusted EBITDA	$(5,332)	$146	$(21,948)	$1,046
(1)Represents non-cash expense recognized to remeasure the earn-out liability to fair value upon vesting events. The change in fair value was a result of the increase of the closing price of our publicly traded common stock subsequent to the closing of our business combination.
(2)Represents non-cash expense recognized to remeasure the warrant liability to fair value upon redemption. The change in fair value was a result of the increase of the closing price of our publicly traded common stock subsequent to the closing of our business combination.
(3)Represents non-cash expense recognized to remeasure the derivative liability to fair value upon the vesting event. The change in fair value was a result of the increase of the closing price of our publicly traded common stock subsequent to the closing of our business combination.
(4)Represents the non-cash expense of our equity-based compensation arrangements for employees, directors, consultants and wholesale channel partner.
(5)Represents costs associated with the implementation of our enterprise-wide resource planning (ERP) system.
(6)Represents expenses related to becoming a public company such as public company readiness, consulting and other fees that are not related to core operations.
(7)Represents nonrecurring payments made for executive recruitment, severance, relocation, and sign-on bonuses.
(8)Represent costs incurred prior to the opening of an Outpost including labor, rent and utilities, travel and lodging costs, legal fees and training expenses.
(9)Represents third-party consulting costs related to the planning and execution of our growth and productivity strategic initiative.
(10)Represents legal costs and fees incurred in connection with certain ongoing de-SPAC related legal disputes.
(11)Represents the write-off of development costs for abandoned retail locations.
(12)Represents nonrecurring costs and expenses incurred as a result of our RTD production issue.
(13)Represents nonrecurring costs incurred for early termination of software contracts.